UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

aQuantive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AQUANTIVE, INC.
SUPPLEMENT NO.1 TO THE PROXY STATEMENT
July 30, 2007
     aQuantive, Inc. (“aQuantive”) is issuing this Supplement No.1 to its definitive proxy statement dated July 3, 2007 (the “Proxy Statement”). The Proxy Statement relates to a special meeting of shareholders of aQuantive to consider a proposal to approve the Agreement and Plan of Merger, dated as of May 17, 2007, by and among aQuantive, Microsoft Corporation (“Microsoft”) and Arrow Acquisition Company, a wholly owned subsidiary of Microsoft. Pursuant to this agreement, Arrow Acquisition Company would merge into aQuantive, and as a result aQuantive would become 100% owned by Microsoft (the “Merger”).
     On July 29, 2007, Microsoft consented to aQuantive’s modification of stock options and restricted shares held by aQuantive’s executive officers to provide that the vesting of such stock options and restricted shares will accelerate immediately prior to the effective time of the Merger. Under the terms of the stock option plan under which those options and restricted shares were awarded, there were many situations in which their vesting would be accelerated upon an executive officer’s termination of employment following the Merger. Microsoft consented to the accelerated vesting of the stock options and restricted shares of executive officers immediately prior to the Merger in order to eliminate the possibility that the acceleration terms specified in the plan would act as an incentive for executive officers to terminate their employment after the Merger in order to obtain accelerated vesting. The compensation committee of aQuantive’s board of directors approved the acceleration of vesting of stock options and restricted shares held by aQuantive’s executive officers. This Supplement No. 1 to the Proxy Statement sets forth changes to the Proxy Statement, including changes as a result of this action.
     Important information concerning the proposed merger is set forth in the Proxy Statement. The Proxy Statement is amended and supplemented by the information set forth herein. All page references in the information set forth below refer to those contained in the Proxy Statement, and terms used below shall have the meanings set forth in the Proxy Statement. Deleted text is shown below as crossed through and new text is shown below as underlined.
Amended and Supplemental Disclosure
     1. The section entitled “Summary of Terms — Effect on aQuantive Stock Options and Restricted Stock” appearing on page 2 of the Proxy Statement is amended to read as follows:
Effect on aQuantive Stock Options and Restricted Stock (page 41)

Under the merger agreement, outstanding stock options granted under aQuantive’s plans will be treated differently at the effective time of the merger depending upon whether they are vested or unvested.

•	Each option to the extent vested and exercisable as of immediately prior to the effective time of the merger or as a result of the merger, referred to as a vested option, will terminate at the effective time of the merger, and the holder of each vested option will be entitled to receive, subject to applicable withholding taxes, the merger consideration for each share of common stock that would have been issuable upon exercise of the vested option less the applicable exercise price for such share of common stock.

•	Each option to the extent not vested or exercisable prior to or as a result of the consummation of the merger, referred to as an unvested option, will be converted into an option granted pursuant to the Microsoft 2001 Stock Plan to purchase that number of shares of common stock of Microsoft determined by multiplying the number of aQuantive shares of common stock subject to such unvested option at the effective time of the merger by an exchange ratio (such ratio is defined in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock” and referred to as the Exchange Ratio), at an exercise price per share of Microsoft common stock equal to the exercise price per share of such unvested option divided by the Exchange Ratio.

•	Also immediately prior to ~~at~~ the effective time of the merger, aQuantive unvested restricted shares granted under aQuantive’s 1999 Stock Incentive Compensation Plan to our chief executive officer that are outstanding will ~~immediately prior to the effective time of the merger which do not~~ become vested ~~as a result of the merger~~ and ~~will~~ be treated ~~converted into restricted shares or restricted stock units of Microsoft common stock determined by multiplying the number of aQuantive restricted shares by~~ the same as other ~~Exchange Ratio. As a result, any reference in this proxy statement to~~ shares of aQuantive common stock in the merger. ~~for which a shareholder will receive $66.50 per share in cash, without interest, in connection with the merger does not include, or refer to, any aQuantive unvested restricted shares hold by our chief executive officer which do not become vested as a result of the merger.~~

     2. The section entitled “Summary of Terms — Interests of Our Directors and Executive Officers in the Merger” appearing on page 3 of the Proxy Statement is amended to read as follows:
Interests of Our Directors and Executive Officers in the Merger (page 29)

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our shareholders generally, including, without limitation, the following:

•	the cash-out of vested options, including those held by executive officers and directors, and the acceleration of vesting of options held by ~~directors: • the conversion of unvested options and restricted stock, including those held by~~executive officers ~~, into options~~and directors~~restricted stock or restricted stock units of Microsoft~~;

•	accelerated vesting upon the merger of the restricted shares ~~a portion of outstanding equity awards~~ of one executive officer;

~~•~~ 	~~full acceleration of vesting of outstanding options held by executive officers if the applicable executive officer’s employment is terminated under certain circumstances following the merger;~~

•	payments of retention bonuses to executive officers by Microsoft as described in “The Merger — Interests of Our Directors and Executive Officers in the Merger”;

•	continuation of existing employment agreements between aQuantive and two executive officers providing for severance under certain circumstances;

•	continuation of certain employee benefits; and

•	continuation of certain indemnification and insurance arrangements.

     3. The section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” appearing on page 29 of the Proxy Statement is amended to read as follows:
Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our shareholders generally. Individual executive officers also have specific benefits that are different from other executive officers as described in more detail below. Our board of directors was aware of the interests existing at the time and considered them, among other matters, in approving the merger agreement and recommending that the shareholders approve the merger agreement. On July 29, 2007, Microsoft consented to aQuantive’s modification of stock options and restricted shares held by aQuantive’s executive officers to provide that the vesting of such stock options and restricted shares shall accelerate immediately prior to the effective time of the merger. The compensation committee of our board of directors subsequently approved the acceleration of vesting of outstanding equity awards of our executive officers. Shareholders should take ~~these~~ the following benefits to our directors and executive officers into account in deciding whether to vote for approval of the merger agreement.

These interests relate to or arise from:

•	the cash-out of vested options, including those held by executive officers and directors, and the acceleration of vesting of options held by ~~directors; • the conversion of unvested options and restricted stock, including those held by~~ executive officers~~, into options~~ and directors~~restricted stock or restricted stock units with respect to Microsoft~~;

•	acceleration of vesting of the restricted shares ~~outstanding equity awards~~ held by one executive officer~~officers if the executive's employment is terminated under certain circumstances following a change of control of aQuantive, such as the merger~~;

•	payments of retention bonuses to executive officers by Microsoft as described below;

•	existing employment agreements between aQuantive and two executive officers providing for severance benefits under certain circumstances;~~• agreements with one executive officer providing for accelerated vesting of a portion of outstanding equity awards upon a change of control of aQuantive, such as the merger and additional vesting upon subsequent termination of employment under certain circumstances~~ and

•	continuation of certain indemnification and insurance arrangements.

Acceleration of Vesting of Outstanding Equity Awards

Mr. McAndrews’ employment agreement (described below) provides that upon a change of control, such as the merger, 50% of his unvested stock options immediately vest and Mr. McAndrews’ restricted stock award agreement provides that upon such a change of control 50% of his unvested restricted stock shall automatically become vested shares. Assuming the merger ~~is~~ were effective as of July 31, 2007, vesting of options held by Mr. McAndrews to purchase an aggregate of 266,087 shares of aQuantive common stock with a weighted average exercise price of $12.71 per share will accelerate as a result of this provision, and vesting of 50,164 shares of aQuantive restricted common stock held by Mr. McAndrews will accelerate as a result of this provision. Further, as described below in “Interests of Our Directors and Executive Officers in the Merger — Merger and Post-Merger Vesting Acceleration”, the vesting of all outstanding unvested options held by all executive officers and Mr. McAndrews’ unvested restricted shares will be accelerated immediately prior to the effective time of the merger. The option grant agreements with non-employee members of our board of directors provide that all unvested director options become 100% vested upon a corporate transaction such as the merger. Each of Richard Fox, Nicholas Hanauer, Jack Sansolo, Michael Slade, Linda Srere and Jaynie Studenmund has unvested options to purchase 10,000 shares of aQuantive common stock with an exercise price of $33.22 per share that will vest upon the merger.

All outstanding unvested options for aQuantive shares were granted under the 1999 Stock Incentive Compensation Plan. This plan provides that unless individual agreements provide otherwise, if a corporate transaction such as the merger occurs, each outstanding option will accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or substituted with an equivalent award by the successor corporation or the parent of the successor corporation. The merger agreement provides for Microsoft to substitute Microsoft options for outstanding unvested options for aQuantive shares as described in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock.” Therefore, the vesting of outstanding unvested options will not accelerate solely by virtue of the merger itself other than for the vesting of the director options pursuant to the director option agreements~~, one-half of Mr. McAndrews’ unvested options pursuant to his employment agreement~~ and the vesting of all outstanding unvested options of executive officers as described below in “Interests of Our Directors and Executive Officers in the Merger — Merger and Post-Merger Vesting Acceleration.”

Cash-Out of Vested Options

The following table shows the total number of vested stock options held by our executive officers and all options held by directors, as of June 20, 2007 (with vesting assumed to continue, and projected, through August 9, 2007 and applying the vesting provisions of Mr. McAndrews’ employment agreement), that are expected to be cashed out in connection with and as a result of the merger (without considering the options set forth in the following section “Cash-Out of Equity Awards Whose Vesting is Accelerated With Consent of Microsoft”) and the amounts expected to be received by such individuals in connection with the cash-out of such options. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholdings. The options have exercise prices ranging between $0.6667 and $33.22 per share.

	Vested	Cash-Out Value
Name	Options	at $66.50(1)

Non-Employee Directors:
Richard Fox	75,000	$3,828,900
Nicolas Hanauer	90,000	4,786,850
Jack Sansolo	65,000	3,151,750
Michael Slade	60,000	2,853,650
Linda Srere	65,000	3,112,600
Jaynie Studenmund	52,500	2,407,225
Executive Officers:
Brian McAndrews	2,252,959	135,518,525
Michael Galgon	698,917	44,667,920
Scott Howe	75,213	4,199,010
Clark Kokich	220,750	13,412,545
Linda Schoemaker	95,333	5,191,920
Karl Siebrecht	104,416	5,931,169
M. Wayne Wisehart	40,000	1,764,400

Total	3,895,088	$230,826,464

(1)	Cash-out value is computed by subtracting the option exercise price for each option from $66.50 and aggregating such net difference with respect to each vested option held by the optionee.

Cash-Out ~~Treatment~~ of ~~Unvested~~Equity Awards Whose Vesting is Accelerated with Consent of Microsoft

The following table sets forth for each executive officer the expected number of unvested outstanding options as of August 9, 2007, with their current exercise price, whose vesting is expected to ~~which will~~ be accelerated, as consented to by Microsoft, as described below in “Interests of our Directors ~~terminated~~ and Executive Officers in the Merger — Merger and Post-Merger Vesting Acceleration” and that are expected to be cashed out as a result of the merger, and the amounts expected to be received by such individuals in connection ~~substituted~~ with the cash-out of such ~~Microsoft~~ options as described in “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock.”

		Exercise		Cash-Out Value
		Price Per Share	Number of	at $66.50(1)
Name	Grant Date	($)	Unvested Options	($)

Michael Galgon	03/22/2004	8.34	6,000	348,960
	03/17/2005	11.00	306,250	16,996,875
Scott Howe	06/29/2004	9.28	2,747	157,183
	03/17/2005	11.00	87,500	4,856,250
	08/04/2006	24.01	32,000	1,359,680
Clark Kokich	03/22/2004	8.34	8,000	465,280
	03/17/2005	11.00	306,250	16,996,875
Brian McAndrews	03/22/2004	8.34	10,000	581,600
	03/18/2005	10.77	218,750	12,190,938
	01/02/2006	25.24	37,337	1,540,504
Linda Schoemaker	02/23/2004	9.00	40,000	2,300,000
	03/17/2005	11.00	28,000	1,554,000
	01/30/2006	25.93	26,667	1,081,880
	02/28/2007	25.32	35,000	1,441,300
Karl Siebrecht	07/20/2004	9.05	13,334	766,038
	09/22/2005	19.65	91,250	4,275,063
	07/14/2006	21.99	32,000	1,424,320
M. Wayne Wisehart	03/27/2006	22.39	110,000	4,852,100
	02/28/2007	25.32	30,000	1,235,400

Total			1,421,085	74,424,246

(1)	Cash-out value is computed by subtracting the option exercise price for each option from $66.50 and aggregating such net difference with respect to each vested option held by the optionee.

In addition, Mr. McAndrews’ shares of unvested restricted stock which do not become vested under his employment agreement as a result of the merger (estimated to be 50,164 shares as of August 9, 2007) will vest ~~be terminated and substituted with shares of Microsoft restricted stock or restricted stock units~~ as described in “Interests of our Directors and Executive Officers in the ~~The~~ Merger ~~Agreement~~ — Merger ~~Effect on aQuantive Stock Options~~ and Post-Merger Vesting Acceleration ~~Restricted Stock~~.”~~’~~

Merger and Post-Merger ~~Potential~~ Vesting Acceleration

Under the 1999 Stock Incentive Compensation Plan, any option held by an executive officer who is subject to Section 16 of the Exchange Act, that is assumed, continued or substituted with an equivalent award in a corporate transaction such as the merger will accelerate if the officer’s employment or services are terminated by the successor corporation without “cause” (defined below) or by the officer for “good reason” (defined below) within two years after the corporate transaction. With Microsoft’s consent, aQuantive has accelerated, effective immediately prior to the effective time of the Merger, the vesting of ~~amended~~ the option awards of such executive officers to eliminate the incentive for executives to terminate ~~two year time limit on such protection in connection with the merger. Therefore, acceleration of option vesting will occur if any such executive officer’s~~ employment ~~or services are terminated at any time~~ after the merger and claim ~~without “cause” (defined below) or by such executive officer for~~ “good reason” in order to accelerate option vesting. With Microsoft’s consent and for similar reasons, aQuantive has also accelerated, effective immediately prior to the effective time of the merger, the vesting of Mr. McAndrews’ restricted shares ~~(defined below)~~. Under the 1999 Stock Incentive Compensation Plan, “cause” is defined as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations). “Good reason” is generally defined as the occurrence of any of the following events and the failure of the successor corporation to cure such event within 30 days after receipt of written notice: (a) a change in status, title, position or responsibilities (including reporting responsibilities) that, in the optionee’s reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the optionee of any duties or responsibilities that, in the optionee’s reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the optionee from or failure to reappoint or reelect the optionee to any of such positions, except in connection with the termination of the optionee’s employment for “cause”, for disability or as a result of his or her death, or by the optionee other than for “good reason”; (b) a reduction in the optionee’s annual base salary; (c) the successor corporation’s requiring the optionee to be based at any place outside a 35-mile radius of his or her place of employment prior to a corporate transaction; (d) the successor corporation’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the optionee was participating at the time of a corporate transaction, including, but not limited to, the 1999 Stock Incentive Compensation Plan, or (ii) provide the optionee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the corporate transaction; (e) any material breach by the successor corporation of its obligations to the optionee under the 1999 Stock Incentive Compensation Plan or any substantially equivalent plan of the successor corporation; or (f) any purported termination of the optionee’s employment or services for “cause” by the successor corporation that does not comply with the terms of the 1999 Stock Incentive Compensation Plan or any substantially equivalent plan of the successor corporation.

The merger agreement provides that if an aQuantive employee employed immediately after the effective time of the merger with Microsoft, aQuantive or any other Microsoft subsidiary has his or her position with aQuantive eliminated or employment involuntarily terminated by Microsoft without “cause” (as described in the preceding paragraph) within the first 12 months following the effective time, the employee will receive additional vesting in the options substituted by Microsoft for the unvested options for aQuantive shares as if the employee were employed for an additional 12 months after his or her actual date of termination of employment.

Retention Agreements

In order to retain our executive officers, Microsoft has agreed to pay, over a two year period, retention bonuses in an amount up to $5 ~~$15~~ million in the aggregate to such executive officers~~, subject to repayment in the event such officers terminate their employment with Microsoft within 3 years following the merger~~.
     4. The section entitled “The Merger Agreement — Merger Consideration” appearing on page 40 of the Proxy Statement is amended to read as follows:
Merger Consideration

Each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us as treasury stock and any shares owned by Microsoft, Arrow Acquisition or any other of our or their respective wholly owned subsidiaries, or by holders properly exercising dissenters’ rights under Washington law~~, and other than unvested restricted shares issued under our Restated 1999 Stock Incentive Compensation Plan~~) will be converted at the effective time of the merger into the right to receive cash, without interest and subject to any applicable withholding of taxes, in the amount of $66.50 per share.

If any of our shareholders perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Dissenters’ Rights” beginning on page 34.

     5. The section entitled “The Merger Agreement — Effect on aQuantive Stock Options and Restricted Stock” appearing on page 41 of the Proxy Statement is amended to read as follows:
Effect on aQuantive Stock Options and Restricted Stock

  aQuantive Options

At the effective time of the merger, each outstanding option to purchase shares of our common stock to the extent vested and exercisable as of immediately prior to the effective time of the merger or as a result of the merger, referred to as a vested option, will terminate in its entirety and the holder of each vested option will be entitled to receive promptly after the effective time of the merger the merger consideration for each share of common stock that would have been issuable upon exercise of the vested option prior to the effective time of the merger less the applicable exercise price for such share of common stock under such vested option and less any applicable tax withholding.

At the effective time of the merger, each of the outstanding options to purchase shares of common stock issued pursuant to our option plans to the extent not vested or exercisable prior to or as a result of the consummation of the merger, referred to as an unvested option, shall, without any further action on the part of any holder of unvested options, be converted into an option granted pursuant to the Microsoft 2001 Stock Plan, to purchase that number of shares of common stock of Microsoft determined by multiplying the number of shares of aQuantive common stock subject to such unvested option at the effective time of the merger by the Exchange Ratio, at an exercise price per share of Microsoft common stock equal to the exercise price per share of such unvested option immediately prior to the effective time of the merger divided by the Exchange Ratio. The exercise price shall be rounded up to the nearest whole cent and the number of Microsoft shares subject to such option shall be rounded down to the nearest whole number of shares. Each of such options will have the same vesting schedule and acceleration of vesting as the corresponding aQuantive unvested option.

Pursuant to the merger agreement, “Exchange Ratio” means the number determined by dividing the merger consideration of $66.50 by the average of the closing prices of Microsoft common shares as publicly reported for the Nasdaq Global Market System as of 4:00 p.m. Eastern time for each of the 10 consecutive trading days immediately preceding the effective time of the merger.

Our ESPP shall continue to be operated in accordance with its terms and past practice for the current purchase period; provided that if the closing of the merger is expected to occur prior to the end of the current purchase period (July 31), we will take action to provide for an earlier purchase date. We will suspend the commencement of any future purchase periods under the ESPP unless and until the merger agreement is terminated and shall terminate the ESPP prior to the closing date of the merger.

As of June 6, 2007, there were outstanding options to purchase 11,556,903 shares of our common stock. Assuming continued vesting of such options through July 31, 2007, options for 7,055,263~~5,634,178~~ shares would be (or would become as a result of the merger) vested options and options for 4,501,640~~5,922,725~~ shares would be unvested. As of the effective time of the merger, aQuantive’s stock plans shall terminate.

Restricted Shares

Immediately prior to~~At~~ the effective time of the merger, the vesting of restricted shares outstanding immediately prior to the effective time of the merger issued pursuant to our Restated 1999 Stock Incentive Compensation Plan (which are held only by Mr. McAndrews) shall~~will~~ be accelerated and such~~converted into that number of restricted shares or restricted stock units of Microsoft common stock determined by multiplying the number of aQuantive restricted shares held by Mr. McAndrews by the Exchange Ratio. Such restricted~~ shares ~~or restricted stock units of Microsoft common stock~~will be treated~~subject to~~ the same ~~terms and conditions~~as other~~were applicable to Mr. McAndrews’ aQuantive restricted~~ shares ~~(including the vesting schedule and any acceleration~~ of aQuantive common stock in the merger~~vesting) except to the extent changes in the terms and conditions are otherwise agreed to by Microsoft and Mr. McAndrews~~.

     6. The section entitled “The Merger Agreement — Employee Matters” appearing on page 47 of the Proxy Statement is amended to read as follows:
Employee Matters

Microsoft has agreed that until the earlier of six months after the effective time of the merger or June 30, 2008, Microsoft will, and will cause its subsidiaries and the surviving corporation to, maintain for each eligible employee the amount of such employee’s base salary or wage rates, equity compensation, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such employee on the date of the merger agreement and either maintain the benefit plans (other than aQuantive’s option plans and ESPP) at the benefit levels in effect on the date of the merger agreement or provide employee benefits (including, without limitation, retirement, health and life insurance benefits) that, in the aggregate, are no less favorable to each employee than those in effect for such employee as of the date of the merger agreement.

Microsoft has agreed to honor, or cause to be honored, as of the effective time of the merger, all of our benefit agreements as specified in the merger agreement and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including our executive change-in-control and general severance and retention plans, referred to as the CIC plans, in each case existing immediately prior to the execution of the merger agreement, that are between us or any of our subsidiaries and any current or former director or employee or for the benefit of any such current or former director or employee. As of the effective time of the merger, Microsoft shall honor or cause to be honored all retention bonus agreements, bonus plans or bonus arrangements for employees other than executive officers involving, in the aggregate, obligations of not more than $10 million, referred to as the post-signing stabilization plans. Microsoft will not, and will cause the surviving corporation not to, terminate the CIC plans or post-signing stabilization plans or amend them in any manner without the consent of the affected current or former employee for a period of two years following the effective time of the merger.

In addition, Microsoft has agreed that if an employee is employed immediately after the effective time of the merger with Microsoft or any of its subsidiaries (including the surviving corporation) and their position with the surviving corporation is eliminated or their employment is involuntarily terminated by Microsoft without cause (as more fully described in the merger agreement) within the first twelve months immediately following the effective time of the merger, the employee shall receive additional vesting in substituted Microsoft options as if the employee were employed with Microsoft or its subsidiaries (including the surviving corporation) for an additional twelve months after his or her actual date of termination of employment. In addition, aQuantive, with Microsoft’s consent, has agreed to accelerate the vesting of up to 50% of certain unvested options held by a group of fewer than 15 non-executive employees if, in the case of such non-executive employee, such employee’s employment is terminated without cause (such vesting acceleration would impact options for fewer than 400,000 shares). As discussed above in “Interests of Our Directors and Executive Officers in the Merger – Merger and Post-Merger ~~Potential~~Vesting Acceleration”, aQuanti~~ti~~ve, with Microsoft’s consent, also agreed to accelerate the vesting of options and restricted shares of executive officers~~subject to Section 16 if such executive officer’s employment or services are terminated at any time after the merger without “cause” (defined above) or by such executive officer for “good reason” (defined above) rather than limit such protection to two years after the merger as provided in the 1999 Stock Incentive Compensation Plan~~.

With respect to each benefit plan, program, practice, policy or arrangement maintained by Microsoft or its subsidiaries that are located within the United States (including the surviving corporation) following the effective time of the merger and in which any of the employees working in the United States participate, referred to as the Microsoft plans, for purposes of determining eligibility to participate and vesting, service with us and our subsidiaries (or predecessor employers to the extent we provide past service credit) shall be treated as service with Microsoft and its subsidiaries. Each applicable Microsoft plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent (i) waived or not included under the corresponding benefit plan of us or our subsidiaries and (ii) permitted by the applicable insurance policy under the Microsoft plan.
     7. The first paragraph of the section entitled “Security Ownership of Certain Beneficial Owners and Management” appearing on page 52 of the Proxy Statement is amended to read as follows:
     The common stock is our only outstanding class of voting securities. The following table sets forth the amount and percent of shares of common stock which, as June 20, 2007, are deemed under the rules of the SEC to be “beneficially owned” by each member of our board of directors, by each of our executive officers, by all directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock. The table does not reflect the acceleration of vesting of outstanding equity awards immediately prior to the effective time of the merger as described above in “The Merger — Interests of Our Directors and Executive Officers in the Merger.”